EXHIBIT 5


                                December 26, 1996

The Board of Directors
Hemlock Federal Financial Corporation
5700 West 159th Street
Oak Forest, Illinois  60452-3198

         Re:      Registration Statement
                  Under the Securities Act of 1933
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Gentlemen:

         This opinion is rendered in connection with the Registration Statement to be filed on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933 relating to the 2,076,325 shares of Common Stock of Hemlock Federal Financial Corporation (the "Company"), par value $.01 per share, to be issued. As counsel, we have reviewed the Certificate of Incorporation of the Company and such other documents as we have deemed appropriate for the purpose of this opinion. We are rendering this opinion as of the time the Registration Statement referred to above becomes effective.

         Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement will, when sold, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.


                                              Very truly yours,



                                              /s/ Silver, Freedman & Taff, L.L.P
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                                              SILVER, FREEDMAN & TAFF, L.L.P.